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INDEPENDENT AUDITORS’ CONSENT
The Board of Directors of St. Jude Resources Ltd.
We consent to the use of our report dated May 13, 2005, except as to note 13, which is as of December 15, 2005, with respect to the consolidated balance sheets of St. Jude Resources Ltd. as of January 31, 2005 and 2004, and the related consolidated statements of operations and deficit and cash flows for each of the years then ended, included in the Registration Statement (No. 333-118956) on Form S-3 of Golden Star Resources Ltd. Our report dated May 13, 2005, except as to note 13, which is as of December 15, 2005, includes additional comments by auditors for U.S. readers on Canada — U.S. reporting differences that (a) refers to a change in accounting principles described in note 1(j) to the consolidated financial statements, and (b) states that the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Edmonton, Canada
December 21, 2005

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